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                                                                 Exhibit 10.6

                                                                 EXECUTION COPY

                              EMPLOYMENT AGREEMENT


            EMPLOYMENT AGREEMENT by and between APCOA, Inc., a Delaware corporation (the "Company"), and Myron C. Warshauer (the "Executive"), dated as of the 30th day of March, 1998.

            WHEREAS, the Executive is employed as chief executive officer of Standard Parking, L.P., a Delaware limited partnership ("Standard"); and

            WHEREAS, pursuant to that certain Combination Agreement (the "Transaction Agreement") dated as of January 15, 1998, by and among the Executive, Stanley Warshauer, Steven A. Warshauer, Dosher Partners, L.P., a Delaware limited partnership, SP Parking Associates, an Illinois general partnership, SP Associates, an Illinois general partnership (collectively, "Standard Owners"), and APCOA, Inc., a Delaware corporation ("APCOA"), the operations of APCOA and Standard will be combined (the "Transaction"); and

            WHEREAS, APCOA desires to ensure that the Company will continue to receive the benefit of the Executive's services after the Transaction, on the terms and conditions set forth below in this agreement, and the Executive desires to render such services;

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the Closing Date (as defined in the Transaction Agreement) and ending on the Executive's 65th birthday (the "Employment Period"), unless such employment is sooner terminated as set forth below.

            2. Position and Duties. During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company, responsible for all day-to-day operations of the Company, including overall supervision and control of, and responsibility for, the operation and direction of the business, under the supervision and direction of the Chairman of the Board of Directors of the Company (the "Board"). In addition, during the Employment Period, the Executive shall be appointed as a member of the Board and each committee of the Board, other than such committees that do not customarily include employee directors. During the Employment Period, all parking business of the Company and its affiliates will be conducted through, or under the control of, the Company. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, the
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Executive may engage in activities other than those required under this
Agreement, such as activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations (both public and private, for profit and not-for-profit), investment activities (including management of the investments listed on Schedule A hereto (hereinafter, the "Permitted Investments")) and similar activities, but only to the extent that such other activities do not materially inhibit or prohibit the performance of the Executive's duties under this Agreement or violate the provisions of Section 6 of this Agreement.

            3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $600,000, payable in accordance with the normal payroll practices for executives of the Company as in effect from time to time, but in no event less often than monthly.

            (b) Incentive Stock Options. Within 120 days after the Closing Date, the Company shall establish a stock option or phantom stock option plan (the "Option Plan") providing for grants of actual or phantom options with respect to stock of the Company, pursuant to which it shall grant to the Executive options with respect to 0.316258 shares of the common stock of the Company, on customary terms and conditions as provided in the Option Plan. Such options shall be granted upon the establishment of the Option Plan, with a per-share exercise price based upon the "Price" as defined in the Stockholders Agreement, determined as of the date hereof. All such options shall have a term of 10 years from the date of grant.

            (c) Other Benefits. In addition to the foregoing, during the Employment Period, the Executive shall be entitled to the benefits (the "Listed Benefits") listed in a letter dated January 15, 1998 from the Executive to the Chairman of the Board of the Company and countersigned by the Chairman.

            4. Termination of Employment. (a) Death or Disability. In the event of the Executive's death during the Employment Period, the Executive's employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, after reasonable accommodation by the Company, for a period of 180 consecutive days, or for periods aggregating 180 business days in any period of twelve months, to perform a material portion of the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

            (b) By the Company. In addition to termination for Disability, the Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means (i) illegal conduct or gross misconduct by the Executive of a significant


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nature, that in either case results in material damage to the business or reputation of the Company, or (ii) any willful and continued failure by the Executive to perform his duties under this Agreement, which failure is not remedied within 10 business days after the Company gives written notice thereof to the Executive. A termination by the Company shall be effective when the Company gives written notice to the Executive of such termination, or such later date as may be specified in such notice; provided, that a termination for Cause described in clause (ii) of the preceding sentence shall not be effective before the close of the 10th business day after the date on which such notice is given.

            (c) Termination by the Executive. The Executive may terminate his employment voluntarily upon written notice to the Company, which termination shall be effective upon the giving of such notice. In addition, if any of the events listed in the next sentence occurs without the consent of the Executive, the Executive may terminate his employment for "Good Reason" by giving written notice to the Company within 60 days after the occurrence thereof to that effect, unless the Company shall have cured such event within 10 business days after receiving notice thereof. The events referred to in the preceding sentence are: (i) the relocation of the Executive's principal place of business outside of the central business district and northern suburbs of Chicago; (ii) a material reduction in the Executive's responsibilities; (iii) the assignment to the Executive of duties inconsistent with his position as set forth in Section 2 of this Agreement; (iv) a change in the Executive's title from that required by
Section 2 of this Agreement; (v) a removal of the Executive from the Board or any committee thereof described in Section 2 (it being understood that an inability of the Executive to vote or otherwise function as a member of the Board or any such committee by reason of a conflict of interest shall not be considered removal from the Board or such committee); (vi) a requirement that the Executive report to anyone other than the Chairman of the Board; or (vii) any material breach by the Company of any other term of this Agreement; provided, that no such event shall be deemed to have occurred as a result of the engagement by the Company of additional officers, including a Vice Chairman, so long as such officers report to the Executive or have no responsibility with respect to the operations of the Company. A termination for Good Reason shall be effective at the close of business on the tenth business day after the Executive gives the Company written notice thereof.

            (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company or the Executive is effective (as set forth above), as the case may be.

            5. Obligations of the Company upon Termination. (a) By the Company (Other Than for Cause, Death or Disability) or by the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause, death or Disability, or the Executive terminates his employment for Good Reason, the Company shall (i) pay the Executive, promptly after such termination, a lump sum amount equal to the aggregate Annual Base Salary that he would have received for the remainder of the Employment Period, reduced to present value using as a discount rate the "applicable federal rate," as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) continue to provide for the same period welfare benefits to the Executive and/or the Executive's


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family, at least as favorable as those that would have been provided to them under Section 3(c) of this Agreement if the Executive's employment had continued until the end of the Employment Period; provided, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan. The payments provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability and shall be the sole and exclusive remedy therefor.

            (b) Disability. In the event the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period in accordance with Section 4(a) hereof, the Company shall pay to the Executive or the Executive's legal representative, as applicable, (i) the Executive's Annual Base Salary for the duration of the Employment Period in effect on the Date of Termination, and (ii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid.

            (c) Cause; Voluntary Termination. If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment during the Employment Period (other than for Good Reason), the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination and (ii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement (except as specifically set forth in Section 5(d) below).

            (d) Additional Post-Employment Benefits. In addition to the above compensation and benefits, following a termination of the Executive's employment for any reason other than by the Company for Cause, the Executive shall be entitled to receive from the Company beginning on the Date of Termination in the case of a voluntary termination by the Executive, and on the Executive's 65th birthday, in all other cases, and ending on the first to occur of the Executive's 75th birthday and the Executive's death (such ending date, the "Cutoff Date"), the following benefits: (i) $200,000 per annum, as adjusted to reflect the change, if any, in the Consumer Price Index for All Urban Consumers from the date of this Agreement through the date such payments begin and annually thereafter; (ii) an executive office and secretarial services at a mutually convenient location; and (iii) the Listed Benefits. In addition, the Executive and, following the Executive's death, the Executive's surviving spouse (if any) shall be entitled to receive medical and dental coverage from the Company for the remainder of their lives, at a cost to the Company not to exceed $10,000 (as adjusted pursuant to the next sentence) per year while they are both alive, and $5,000 per year (as adjusted pursuant to the next sentence) while only one of them survives. The dollar amounts set forth in the preceding sentence shall be increased by 10 percent as of each anniversary of the Closing Date, and the preceding sentence shall be deemed automatically amended accordingly. If the cost of such medical and dental coverage exceeds such dollar limits (as so adjusted), the Company shall continue to provide such coverage if the Executive (or his surviving spouse) so requests and pays the amount of such excess cost to the Company. In consideration of the foregoing, the Executive agrees to make himself available from the date of termination of his employment through the Cutoff Date for such consulting


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services as may reasonably be requested by the Board from time to time, such services to be of a type consistent with the Executive's expertise and experience and to be rendered at mutually agreeable times and places, not to exceed 24 hours per month.

6. Confidential Information; Noncompetition. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains or obtained during the Executive's employment by the Company, Standard or any of their respective affiliated companies and their respective businesses that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 6) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except in the course of the performance of his duties hereunder or with the prior written consent of the Company or as otherwise required by law or legal process.

            (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this paragraph
(b) of Section 6: (i) the "Noncompetition Period" means the period beginning on the Closing Date and ending on the Executive's 75th birthday); (ii) a "Competitive Activity" means any business or other endeavor that engages in construction, ownership, leasing, design and/or management of parking lots, parking garages, or other parking facilities or consulting with respect thereto; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Employment Period in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

            (c) (i) Notwithstanding the foregoing, so long as the Executive complies with this Section 6(c), it shall not be considered a violation of the provisions of Section 6(b) above for the Executive (x) to own or sell the Permitted Investments at any time during the Noncompetition Period, or (y) to own or sell any interest in any other real estate ("Other Real Estate") at any time after the Employment Period for the remainder of the Noncompetition Period. The Executive shall provide to the Board reasonable advance written notice of his disposition of any Permitted Investment and of his acquisition or disposition of any interest in Other Real Estate. In addition, if any Permitted Investment or Other Real Estate includes a parking facility (a "Parking Facility"), then the Executive shall follow the procedures set forth in subsections (ii) and (iii) below. In the case of a Parking Facility in a Permitted Investment or in Other Real Estate that, in either case, is managed or leased by the Company at any time, the Executive shall follow such procedures with respect to any extension or renewal of any such management agreement or lease. In the case of a Parking Facility in Other Real Estate that is not being managed or leased by the


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Company at the time the Executive acquires an interest in the Other Real Estate, the Executive shall follow such procedures at the time he acquires the interest.

            (ii) In the case of any Permitted Investment or Other Real Estate controlled by the Executive or his Affiliates (as defined in Section 6(d) below), the Executive shall initiate negotiations with the Company in an attempt to determine mutually agreeable terms upon which the Company will manage or lease the Parking Facility, failing which the Company shall have a right of first refusal with respect to any management agreement or lease that may be negotiated with any independent third-party parking operator (which right of first refusal shall be exercised by the Company, if at all, by giving written notice to the Executive within seven (7) days of the Company's receipt of written notification from the Executive containing a copy of the proposed management contract or lease).

            (iii) In the case of any Permitted Investment or Other Real Estate not controlled by Executive, Executive shall use reasonable and good-faith efforts to cause the controlling person or entity to initiate negotiations with the Company in an attempt to determine mutually agreeable terms pursuant to which the Company would manage or lease the Parking Facility.

            (iv) In any negotiations pursuant to subsection (ii) or (iii) above, the Company shall be represented by a neutral expert appointed by the Board.

            (v) Notwithstanding anything to the contrary contained herein, it is agreed that for all purposes of Sections 6(b) and (c), the Theatre District SelfPark ("TDSP") shall not be considered as either a Permitted Investment or Other Real Estate, it being the intent of the parties to treat said Parking Facility as if the Executive had no equity or ownership interest of any kind or nature whatsoever therein. The parties further agree as follows:

                  (1) Standard/Tremont Parking Corporation ("Tremont"), an Illinois corporation that is the lessee and operator of TDSP, and of which the Executive owns half of the issued and outstanding shares, shall not at any time be permitted to lease, manage or in any other manner operate any parking facility other than TDSP.

                  (2) If at any time during the term of Tremont's lease of TDSP, Tremont should desire to sublease its interest therein to any third party, the Executive shall adhere to the procedures set forth in subsections (ii) or (iii) above, as the case may be, with respect to such intended sublease.

                  (3) The Executive shall provide to the Board reasonable advance written notice of his disposition of all or any portion of his interest in TDSP or of his acquisition of any additional interest in TDSP.

            (d) For purposes of Section 6(c), an "Affiliate" of the Executive shall mean any member of the Executive's family (including without limitation his grandparents and all their descendants (whether natural or adoptive) and his present and former spouses), any trust a principal beneficiary of which is the Executive or any such member of the Executive's family, and any person that directly, or through one or more intermediaries, is controlled by the Executive


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and/or one or more of such members of the Executive's family and/or one or more such trusts; and a person shall be considered to "control" any other person with respect to which the first person possesses, directly or indirectly, the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, by the terms of any trust agreement, or otherwise).

            7. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

            8. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            Myron C. Warshauer
            1401 Waverly
            Highland Park, Illinois  60035


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            with a copy to:

            Michael K. Wolf
            800 Bluff Street
            Glencoe, Illinois  60022

            If to the Company:

            c/o Holberg Industries, Inc.
            545 Steamboat Road
            Greenwich, Connecticut  06830
            Attention:  Chief Financial Officer
            Telecopy Number:  (203) 661-5756

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Attention:  Adam O. Emmerich, Esq.
            Telecopy Number:  (212) 403-2000




or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8. Notices and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof, including, but not limited to, the Summary of Terms of Employment Agreement.


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            (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

            (h) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

            (i) The Company shall indemnify the Executive and hold him harmless from liability for acts or decisions made by him while performing services for the Company and its affiliates to the greatest extent permitted by applicable law, except in the event of the Executive's gross negligence or willful misconduct. The Company shall use its reasonable efforts to obtain coverage for the Executive under any insurance obtained during the Employment Period insuring officers and directors of the Company against any such liability. To the greatest extent permitted by applicable law, the Company shall, upon receipt of any undertaking that may be required by applicable law, pay as incurred all expenses, including reasonable attorneys' fees and costs of court approved settlements, actually incurred by the Executive in connection with the defense of or settlement of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against the Executive by reason of the Executive's service as an officer, director or agent of the Company or its affiliates, except in the event of the Executive's gross negligence or willful misconduct.

            (j) In the event that in the opinion of tax counsel selected and compensated by the Executive ("Executive's Tax Counsel"), a payment or benefit received or to be received by the Executive following his termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person affiliated with the Company) (collectively, with the payments provided for in the foregoing provisions of this Section, the "Post-Termination Payments") would be subject (in whole or part) to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, and (b) as a result of the Excise Tax, the net amount of Post-Termination Payments retained by the Executive (taking into account the Excise Tax) would be less than the net amount of Post-Termination Payments retained by the Executive if the Post-Termination Payments were reduced or eliminated as described in this Section, then the Post-Termination Payments shall be reduced or eliminated until no portion of the Post-Termination Payments is subject to the Excise Tax, or the Post-Termination Payments are reduced to zero. For purposes of this limitation,
(i) no portion of the Post-Termination Payments, the receipt or enjoyment of which the Executive shall have waived in writing prior to the date of payment, shall be taken into account, (ii) no portion of the Post-Termination Payments shall be taken into account which, in the opinion of Executive's Tax Counsel, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (iii) the Post-Termination Payments shall be reduced only to the extent necessary so that the Post-Termination Payments (other than those referred to in clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of


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the Code or are otherwise not subject to the Excise Tax, in the opinion of
Executive's Tax Counsel, and (iv) the value of any non-cash benefit and all referred payments and benefits included in the Post-Termination Payments shall be determined by the mutual agreement of the Company and the Executive in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.





                                                /s/ Myron C. Warshauer
                                             ----------------------------------
                                                  Myron C. Warshauer



                                    APCOA, INC.



                                    By:         /s/ Michael J. Celebrezze
                                             ----------------------------------
                                       Name:    Michael J. Celebrezze
                                       Title:   Chief Financial Officer


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                                   SCHEDULE A

                              Permitted Investments

Ownership interests, direct or indirect, in the following parking facilities:

o   Buckingham Plaza Condominium in Chicago

o   61 W. Kinzie Street and 401 N. Clark Street in Chicago

o   2 East Oak Street in Chicago.

o   Clark-Fullerton Car Park located at 2427 N. Clark Street in Chicago

o   203 North LaSalle Street Self Park and the Theatre District Self Park in
    Chicago

o Equity interests as shareholders of Standard/Tremont Parking Corporation, an Illinois corporation that is the lessee of the Theatre District Self-Park parking facility in Chicago.

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